Rockdale Resources Corporation 10-K/A

EXHIBIT 23.1

MKM ENGINEERING

Oil and Gas Consulting Services

3905 Sagamore Hill Court

Plano, Texas 75025

July 20, 2016

Rockdale Resources Corporation

710 N. Post Oak Road, Suite 512

Houston, TX 77024

Gentlemen:

As an Independent Petroleum Consultant, I hereby consent to the inclusion of our report entitled “Appraisal of Certain Oil and Gas Interests owned by Rockdale Resources Corporation located in New Mexico, Oklahoma, and Texas, as of January 1, 2016”, setting forth the estimates, SEC parameters, of the oil and gas reserves and revenues from the oil and gas reserves of Rockdale Resources Corporation, as of December 31, 2015 in the form and context in which it appears in the Annual Report on Form 10-KA and to all references to our firm included in the Annual Report with respect to the referenced report.

Very truly yours,

MKM Engineering

Michele K. Mudrone, P.E.

TX PE #62795